Exhibit 99.1

FIELDSTONE INVESTMENT CORPORATION

FOR IMMEDIATE RELEASE:	11000 BROKEN LAND PARKWAY
COLUMBIA, MARYLAND 21044
WWW.FIELDSTONEINVESTMENT.COM

CONTACT:

INVESTOR RELATIONS

TEL: 410-772-5160

TOLL-FREE: 866-438-1088

INVESTORS@FIELDSTONEINVESTMENT.COM

FIELDSTONE INVESTMENT CORPORATION

ANNOUNCES RECORD FULL YEAR 2005 NET INCOME

COLUMBIA, MARYLAND, April 14, 2006 – Fieldstone Investment Corporation (NASDAQ: FICC) today announced its results of operations for the year ended December 31, 2005.

Financial Highlights

•                  Net income for the full year 2005 was a record $99.4 million or $2.04 per share (diluted) compared to $63.6 million or $1.30 per share (diluted) for the full year 2004. Net income includes the non-cash mark to market gains or losses recognized on interest rate swap and cap agreements.

•                  Core net income for the full year 2005 was a record $89.6 million or $1.84 core net income per share (diluted), a $46.5 million increase from the $43.1 million or $0.88 core per share (diluted) for the full year 2004. Core net income does not include the non-cash mark to market gains or losses recognized on interest rate swap and cap agreements.

•                  The investment portfolio was $5.53 billion at December 31, 2005, a $257.7 million increase to the portfolio during the fourth quarter of 2005, achieved by adding $849.8 million of loans to the portfolio, net of repayments of $592.1 million. As of year-end 2005, the principal balance of the portfolio increased by $795.2 million compared to December 31, 2004.

•                  Fieldstone funded $5.9 billion of non-conforming residential mortgage loans in 2005, a decrease of 3.9% compared to the full year 2004.

•                  Fieldstone sold $370.3 million of its non-conforming loans in the fourth quarter of 2005 at an average gross premium of 1.9%, net of derivative gains (losses), compared to its sales of $896.6 million of non-conforming loans in the third quarter at an average gross premium of 2.7%, net of derivative gains (losses). For the full year 2005, Fieldstone sold $2.9 billion of its non-conforming loans at an average gross premium of 2.8%, net of derivative gains (losses), compared to its sales of $2.2 billion of non-conforming loans in the full year 2004 at an average gross premium of 3.0%, net of derivative gains (losses).

•                  Fieldstone declared a regular quarterly dividend on December 16, 2005 of $0.52 per share for the fourth quarter of 2005 and a special dividend of $0.03 per share for a total of $0.55 per share payable to stockholders of record on December 30, 2005. Dividends declared for the year ended December 31, 2005 totaled $2.03 per share.

“We are pleased to announce Fieldstone’s record earnings for 2005,” stated Michael J. Sonnenfeld, Fieldstone’s President and Chief Executive Officer. “Fieldstone achieved a 108% increase in its core net income as it continued to execute its strategy of building a stable REIT portfolio of non-conforming loans originated by Fieldstone Mortgage, our taxable REIT subsidiary. Our portfolio ended the year at a record level, $5.5 billion, and we are very pleased with the strong performance by the loans in our portfolio. We expect that our portfolio will reach $6.0 billion in 2006 and that we will achieve our targeted leveraged returns on new loans we add to the portfolio. We will continue to expand our origination business in 2006, adding sales personnel to existing offices, deploying technology to reduce our operating costs and opening offices in new regions.”

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DIVIDEND GUIDANCE

Fieldstone today reaffirmed management’s previous guidance that dividends for common stockholders during the year 2006 are expected to total between $1.84 and $2.04 per share. The dividend guidance is based on management’s current estimates and forecasts for the year 2006, including the following:

•                  Total annual non-conforming mortgage loan fundings of between $5.0 billion and $6.2 billion.

•                  Investment portfolio balance of $6.0 billion of non-conforming loans by year end 2006, which reflects a portfolio debt to equity leverage ratio of approximately 13 to 1.

•                  Average net interest spread on new loans added to the investment portfolio over the 2 year swap rate of between 3.00% and 3.25%.

•                  Weighted average diluted common shares outstanding of 48.5 million, including only the effect of shares repurchased in 2005.

FINANCIAL RESULTS

This press release discloses Fieldstone’s financial results under accounting principles generally accepted in the United States of America (GAAP). Also presented are certain non-GAAP financial measures that management believes provide useful information to investors regarding Fieldstone’s financial performance. The non-GAAP financial measures presented include core net income, core earnings per share (diluted), core return on average assets, core return on average equity, core net interest income and margin and cost to produce. Additional information about each of these non-GAAP financial measures, including a definition and the reason management believes its presentation provides useful information and a reconciliation of each of these non-GAAP financial measures to the most directly comparable measure under GAAP is provided in Schedule 2 of this press release.

Financial information in this release for 2004 and the first three quarters of 2005 has been restated to correct the timing of the Company’s recognition of income tax expense, as previously announced on April 3, 2006.

FULL YEAR 2005 OPERATING RESULTS

Net Income and Earnings per Share

Fieldstone’s net income for the full year 2005 was $99.4 million, or $2.04 per share (diluted), an increase of $35.8 million from $63.6 million, or $1.30 per share (diluted) for the full year 2004, primarily due to an increase in the revenue related to Fieldstone’s investment portfolio of non-conforming mortgages. The net cash settlements on the interest rate swaps and caps used to economically hedge the portfolio’s securitization financing costs, which are reported as a component of other income (expense) portfolio derivatives, plus the net interest income before loss provision on loans held for investment, increased $44.6 million, or 35.5%, to $170.3 million in 2005 from $125.7 million in 2004. In addition, gains on sales of mortgage loans increased $14.0 million in 2005, to $66.2 million, compared to 2004. These revenue increases were partially offset by an $11.5 million decrease, to $9.0 million, in the non-cash mark to market valuation gain on Fieldstone’s swaps and caps, also a component of other income (expense) portfolio derivatives, and an $8.5 million increase in the provision for loan loss – loans held for investment, reflecting the continued seasoning of the mortgage portfolio.

Core Net Income and Core Earnings per Share

Core net income for the full year 2005 was $89.6 million, or $1.84 core earnings per share (diluted), an increase of $46.5 million from the $43.1 million, or $0.88 core earnings per share (diluted) for the full year 2004. Core net income in 2005 was higher than the prior year primarily due to the combination of the higher core net interest income received on the portfolio, plus the increase in gains on sales of mortgage loans, net.

Mortgage Loan Fundings

Total non-conforming mortgage loan fundings for the full year 2005 were $5.9 billion compared to $6.2 billion for the full year 2004. This decrease in non-conforming fundings was due primarily to a rising interest rate environment and mortgage originator competition. Conforming mortgage loan fundings were $1.5 billion in 2005, compared to $1.3 billion in 2004.

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Net Interest Income and Margin

Net interest margin on loans held for investment after provision for loan losses for the years ended December 31, 2005 and 2004 was as follows:

	Year Ended December 31,
	2005	2004
Coupon interest income	6.69%	6.63%
Amortization of deferred origination costs	(0.51)%	(0.41)%
Prepayment fees	0.65%	0.39%
Yield on loans held for investment	6.83%	6.61%
Cost of financing for loans held for investment *	4.04%	2.37%
Net yield on loans held for investment **	2.89%	4.40%
Provision for loan losses	(0.60)%	(0.69)%
Yield on loans held for investment, after provision for loan losses	2.29%	3.71%

*                 Cost of financing for loans held for investment does not include the effect of the interest rate swap agreements.

**          Net yield on loans held for investment does not equal the arithmetic difference between the yield on loans held for investment less the cost of financing loans held for investment due to the difference between the principal balance of the loans held for investment and the principal balance of the debt financing those loans.

Net interest income on loans held for investment before provision for loan losses was $145.8 million in 2005, compared to $137.4 million in 2004. The increase reflects a 61.8% increase in the average balance of Fieldstone’s investment portfolio, partially offset by a decrease in the average 2005 net interest income margin. Net interest margin declined in 2005 as older, higher margin loans prepaid and new loans were added to the portfolio at lower margins. The margins available on new loans narrowed, as market competition for new loans did not permit coupons on new originations to increase at the same rate as the increase in financing costs, which were indexed to rising market interest rates.

Core Net Interest Income and Margin

Core net interest margin on loans held for investment after provision for loan losses for the years ended December 31, 2005 and 2004 was as follows:

	Year Ended December 31,
	2005	2004
Yield on loans held for investment*	6.83%	6.61%
Core cost of financing for loans held for investment	3.56%	2.77%
Core yield on loans held for investment	3.37%	4.02%

Provision for loan losses – loans held for investment	(0.60)%	(0.69)%
Core yield on loans held for investment, after provision for loan losses	2.77%	3.33%

*includes coupon interest income and prepayment fees, net of amortization of deferred costs.

Core net interest income on loans held for investment after provision for loan losses was $139.5 million in 2005, compared to $104.1 million in 2004, primarily due to the increase in the average balance of Fieldstone’s investment portfolio, partially offset by a decline in the 2005 core net interest income margin. The decline in core net interest margin reflects the narrower spreads available on new originations in 2005, compared to the loans prepaying in 2005, which were originated in prior years during periods of wider net interest margin spreads.

Gains on Sales of Mortgage Loans, Net

In 2005, gains on sales of mortgage loans, net increased 27% to $66.2 million in 2005 from $52.1 million in 2004, due primarily to a 24% increase in loan sale volume. The gross gain on sale margin on non-conforming loans sold, net of derivative gains (losses) in 2005 declined slightly to 2.8% from 3.0% in 2004, as narrower interest margin spreads resulted in lower sale margins.

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Origination Expenses and Cost to Produce

Fieldstone’s cost to produce as a percentage of total non-conforming mortgage loan fundings was relatively flat at 2.57% in 2005, compared to 2.55% in 2004. Cost to produce is total expenses plus deferred origination costs and premiums paid, net of fees collected, less internal and external servicing costs. The slight increase was a result of the Company’s fixed expenses for personnel and facilities spread over a lower number of fundings during the year.

FOURTH QUARTER 2005 OPERATING RESULTS

Net Income and Earnings per Share

Fieldstone’s net income for the fourth quarter of 2005 was $10.8 million, or $0.22 per share (diluted) compared to $23.0 million or $0.47 per share (diluted) for the third quarter of 2005. Net income decreased $12.2 million during the fourth quarter of 2005 from the third quarter due primarily to a non-cash mark to market valuation loss on interest rate swap agreements and reduced gain on sale of mortgage loans. The fourth quarter of 2005 had a $7.2 million non-cash mark to market valuation loss on interest rate swap agreements compared to a $7.6 million non-cash mark to market valuation gain in the third quarter of 2005. Fieldstone had an $11.1 million increase in the revenue earned on its portfolio of loans held for investment, which included the net interest income after loss provision combined with the net cash settlements on the interest swaps used to economically hedge the portfolio’s securitization financing costs, which are reported as a component of other income (expense) portfolio derivatives. Gain on sale of mortgage loans decreased $11.1 million in the fourth quarter due to a lower volume of mortgage loans sold.

Net income for the fourth quarter of 2005 compared to the fourth quarter of 2004, decreased $24.1 million from $34.9 million, or $0.71 per share (diluted). The decrease was primarily due to a $23.9 million reduction in the non-cash mark to market valuation change on the interest rate swaps economically hedging the portfolio financing costs in the fourth quarter of 2005, compared to the non-cash valuation change in the fourth quarter of 2004.

Fieldstone purchased 296,000 shares of its common stock at an average price of $11.28 per share during the fourth quarter of 2005 pursuant to its previously announced share repurchase program.

Core Net Income and Core Earnings per Share

Core net income for the fourth quarter of 2005 was $17.4 million, or $0.36 core per share (diluted), a $2.2 million increase from the $15.2 million, or $0.31 core per share (diluted) in the third quarter of 2005. Core net income increased in the fourth quarter of 2005 due to increased net interest income, partially offset by lower gain on sale income. Core net income excludes the non-cash mark to market gains or losses on interest rate swap and cap agreements.

Core net income for the fourth quarter of 2005 decreased $0.7 million from $18.1 million, or $0.37 core per share (diluted), for the fourth quarter of 2004.

Mortgage Loan Fundings

Fieldstone funded $1.4 billion of non-conforming mortgage loans during the fourth quarter of 2005, a 24.0% decrease from the prior quarter. This decrease in non-conforming fundings was due primarily to a rising interest rate environment and mortgage originator competition. Conforming mortgage loan fundings were $319.8 million for the fourth quarter of 2005, a decrease of 26.3% compared to the third quarter of 2005. As previously announced, Fieldstone discontinued its conforming wholesale and conforming retail operations in the first quarter of 2006.

Non-conforming mortgage loan fundings by quarter for the years ended December 31, 2004 and 2005 and for the quarter ended March 31, 2006 were as follows:

($000,000)	1Q	2Q	3Q	4Q	YTD
2004	$1,285	1,675	1,688	1,537	6,185
2005	$1,104	1,633	1,821	1,383	5,941
2006	$980	—	—	—	980

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Net Interest Income and Margin

Net interest margin on loans held for investment after provision for loan losses for the three months ended December 31, 2005, September 30, 2005 and December 31, 2004 was as follows:

	4Q 2005	3Q 2005	4Q 2004
Coupon interest income	6.77%	6.64%	6.58%
Amortization of deferred origination costs	(0.43)%	(0.69)%	(0.46)%
Prepayment fees	0.60%	0.72%	0.58%
Yield on loans held for investment	6.94%	6.67%	6.70%
Cost of financing for loans held for investment *	4.71%	4.35%	2.77%
Net yield on loans held for investment **	2.33%	2.40%	4.04%
Provision for loan losses	(0.55)%	(0.87)%	(0.59)%
Yield on loans held for investment, after provision for loan losses	1.78%	1.53%	3.45%

*                 Cost of financing for loans held for investment does not include the effect of the interest rate swap agreements.

**          Net yield on loans held for investment does not equal the arithmetic difference between the yield on loans held for investment less the cost of financing loans held for investment due to the difference between the principal balance of the loans held for investment and the principal balance of the debt financing those loans.

Net interest income on loans held for investment after provision for loan losses was $24.6 million for the fourth quarter of 2005, a 1.78% net interest margin after provision, compared to $19.5 million for the third quarter of 2005, a 1.53% net interest margin after provision, and $39.3 million for the fourth quarter of 2004, a 3.45% net interest margin after provision. The increase in Fieldstone’s net interest margin after provision in the fourth quarter of 2005 was due primarily to Fieldstone decreasing its provision for loan losses on loans held for investment based on management’s periodic review of its forecast of loan losses. Net interest income and margin do not include the effect of Fieldstone’s economic hedge of its cost of financing.

Net interest income on loans held for sale was $3.9 million for the fourth quarter of 2005, a 3.07% net interest margin, compared to $4.7 million for the third quarter of 2005, a 3.10% net interest margin, and $5.1 million for the fourth quarter of 2004, a 5.75% net interest margin after provision. Net interest income declined in the fourth quarter of 2005 versus the third quarter of 2005 as a result of a lower average balance of loans held for sale, and declined versus the fourth quarter of 2004 as a result of the narrower margin in 2005.

Core Net Interest Income and Margin

Core net interest margin on loans held for investment after provision for loan losses for the three months ended December 31, 2005, September 30, 2005 and December 31, 2004 was as follows:

	4Q 2005	3Q 2005	4Q 2004
Yield on loans held for investment*	6.94%	6.67%	6.70%
Core cost of financing for loans held for investment	3.71%	3.73%	3.09%
Core yield on loans held for investment	3.31%	3.01%	3.74%

Provision for loan losses – loans held for investment	(0.55)%	(0.87)%	(0.59)%
Core yield on loans held for investment, after provision for loan losses	2.76%	2.14%	3.15%

*includes coupon interest income and prepayment fees, net of amortization of deferred costs.

Core net interest income on loans held for investment after provision for loan losses was $38.1 million for the fourth quarter of 2005, compared to $27.3 million for the third quarter of 2005, and $35.9 million for the fourth quarter of 2004. The increase in core net interest income loans held for investment after provision for loan losses from both the third quarter of 2005 and the fourth quarter of 2004 was due primarily to a larger average loan portfolio and a decrease in the provision for loan losses.

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Core net interest margin on loans held for investment after provision for loan losses was 2.76% for the fourth quarter of 2005, compared to 2.14% for the third quarter of 2005, and 3.15% for the fourth quarter of 2004. The core net interest margin after provision in the fourth quarter of 2005 increased compared to the third quarter of 2005 due to a decreased provision for loan losses. The core net interest margin after provision in the fourth quarter of 2005 decreased compared to the fourth quarter of 2004 due to higher financing costs in the fourth quarter of 2005 compared to the fourth quarter of 2004.

Gains on Sales of Mortgage Loans, Net

For the fourth quarter of 2005, revenues from gains on sales of mortgage loans, net were $9.1 million, a decrease of $11.1 million from $20.2 million for the third quarter of 2005. Gain on sale revenue decreased due primarily to the 58.7% lower volume of non-conforming loan sales at a lower net gain on sale margin of 1.8% for the fourth quarter of 2005, as compared to a non-conforming net gain on sale margin of 2.1% for the third quarter of 2005. The lower non-conforming sales volume in the fourth quarter of 2005 was due to the reduced portion of non-conforming fundings designated as held for sale versus held for investment during the quarter and the entry into sales agreements that had closing dates after the end of the quarter.

Origination Expenses and Cost to Produce

Fieldstone’s cost to produce as a percentage of total non-conforming mortgage loan fundings increased to 2.72% in the fourth quarter of 2005, compared to 2.35% in the third quarter of 2005. This increase reflects the Company’s fixed production expenses spread over a lower funding volume during the quarter.

Mortgage Loans Held for Investment, Net

	Three Months Ended
($000)	December 31, 2005	September 30, 2005	December 31, 2004
Beginning principal balance	$5,272,479	4,828,569	4,110,927
Loans funded for investment	861,961	1,019,811	962,501
Less: Loan repayments	(592,069)	(566,552)	(334,221)
Transfers to real estate owned	(12,155)	(9,349)	(4,144)
Ending principal balance	5,530,216	5,272,479	4,735,063

Plus: Net deferred loan origination (fees)/costs	40,199	39,410	39,693
Ending balance mortgage loans held for investment	5,570,415	5,311,889	4,774,756
Allowance for loan losses – loans held for investment	(44,122)	(39,329)	(22,648)
Ending balance mortgage loans held for investment, net	$5,526,293	5,272,560	4,752,108
Allowance for loan losses as a percentage of the principal balance of loans held for investment	0.80%	0.75%	0.48%

The investment portfolio was $5.5 billion at December 31, 2005, a $253.7 million increase to the portfolio during the quarter. During the fourth quarter of 2005, loan repayments increased to $592.1 million from $566.6 million during the previous quarter due to the continued seasoning of the portfolio.

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Delinquency, life to date loss status and weighted average coupon as of December 31, 2005 of Fieldstone’s loans held for investment by securitization pool were as follows:

	As of December 31, 2005
($000)	Current Principal Balance	Current Balance as Factor of Original Principal	% of Principal Balance Seriously Delinquent(1)	% of Aggregate Realized Losses(2)	Weighted Avg. Coupon	Avg. Age of Loans from Funding (months)
Loans held for investment-securitized:
FMIC Series 2003-1	$83,201	17%	17.1%	0.31%	8.79%	29
FMIT Series 2004-1	221,352	33%	9.1%	0.22%	8.48%	25
FMIT Series 2004-2	398,754	45%	7.0%	0.30%	6.83%	22
FMIT Series 2004-3	556,056	56%	6.9%	0.18%	6.46%	20
FMIT Series 2004-4	535,681	61%	7.5%	0.20%	6.97%	17
FMIT Series 2004-5	610,985	68%	6.7%	0.07%	6.80%	15
FMIT Series 2005-1	562,331	75%	4.9%	0.11%	6.92%	13
FMIT Series 2005-2	918,831	95%	3.0%	0.00%	7.14%	7
FMIT Series 2005-3	1,156,571	99%	0.7%	0.00%	7.34%	3
Total	5,043,762	65%	4.9%	0.14%		13
Loans held for investment-to be securitized	486,454	100%	0.1%	0.00%		1
Total loans held for investment	$5,530,216	67%	4.4%	0.13%	7.13%	12

(1)             Seriously delinquent is defined as a mortgage loan that is 60 plus days past due or in the process of foreclosure.

(2)             Realized losses include charge-offs to the allowance for loan losses—loans held for investment related to loan principal balances and do not include previously accrued but uncollected interest, which is reversed against current period interest income.

The total portfolio delinquency status of mortgage loans held for investment at December 31, 2005, September 30, 2005, and December 31, 2004 was as follows:

	December 31, 2005		September 30, 2005		December 31, 2004
($000)	Principal Balance	% of Total	Principal Balance	% of Total	Principal Balance	% of Total
Current	$4,925,656	89.1%	$4,835,343	91.7%	$4,424,418	93.4%
30 days past due	359,074	6.5%	258,807	4.9%	230,787	4.9%
60 days past due	93,663	1.7%	64,461	1.2%	38,713	0.8%
90+ days past due	65,810	1.2%	37,707	0.7%	15,487	0.3%
In process of foreclosure	86,013	1.5%	76,161	1.5%	25,658	0.6%
Total	$5,530,216	100.0%	$5,272,479	100.0%	$4,735,063	100.0%
Seriously delinquent %		4.4%		3.4%		1.7%

The increase in the portfolio’s seriously delinquent loans through the fourth quarter of 2005 is a result of the aging of the loans in the portfolio. This level of delinquency is lower than the level of delinquency that management initially modeled.

Mortgage Loans Held for Sale, Net

	Three Months Ended
($000)	December 31, 2005	September 30, 2005	December 31, 2004
Beginning principal balance	$526,016	545,159	257,172
Loans funded, held for sale	841,117	1,234,984	887,649
Less: Loans sold	(768,571)	(1,247,546)	(783,593)
Loans paid off /other	(6,722)	(6,581)	(4,820)
Ending principal balance	591,840	526,016	356,408
Plus: Net deferred loan origination fees (costs)	3,534	3,704	2,536
Less: Valuation allowances	(1,105)	(850)	(1,894)
Ending balance mortgage loans held for sale, net	$594,269	528,870	357,050

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Mortgage loans held for sale, net, totaled $594.3 million at December 31, 2005, which consisted of all conforming loans funded, together with a portion of the non-conforming fixed rate, second lien and ARM loans originated by Fieldstone.

Income Taxes

Fieldstone recognized income tax benefit of $1.3 million during the fourth quarter of 2005 primarily related to the $3.7 million pre-tax net loss of Fieldstone Mortgage Company (FMC), Fieldstone’s taxable REIT subsidiary (TRS).

Conference Call

Fieldstone will hold a conference call on Monday, April 17, 2006 at 10:00 a.m. Eastern Time to discuss its fourth quarter and full year 2005 operating results. The conference call may be accessed by dialing 800-289-0494 (domestic) or 913-981-5520 (international). Please dial in at least 10 minutes prior to the start of the call.

The conference call also will be webcast live on the Internet at www.FieldstoneInvestment.com. Interested participants should go to the Fieldstone website at least 15 minutes prior to the start of the call, select the “Press Room” tab, choose “Live Webcast of Year End 2005 Earnings Call” and follow the related instructions.

A replay of the conference call will be available on Fieldstone’s website at www.FieldstoneInvestment.com shortly after the conclusion of the call on April 17, 2006 and will be archived on Fieldstone’s website for a minimum of 30 days following the conference call.

About Fieldstone

Fieldstone Investment Corporation owns and manages a portfolio of non-conforming mortgage loans originated primarily by its mortgage origination subsidiary, Fieldstone Mortgage Company, and has elected to be a real estate investment trust for federal income tax purposes. Founded in 1995, Fieldstone Mortgage Company is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through over 4,300 independent mortgage brokers serviced by regional wholesale operations centers and a network of retail branch offices located throughout the country. Fieldstone is headquartered in Columbia, Maryland.

Information Regarding Forward Looking Statements

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to (i) statements regarding the expected continued building of Fieldstone’s investment portfolio in 2006; (ii) the expected achievement of targeted leveraged returns on new loans; (iii) the expected continued expansion of Fieldstone’s origination business in 2006; and (iv) the reaffirmation of management’s previous guidance on dividends, including management’s current estimates and forecasts for 2006 on which this guidance is based, contained in the section titled “Dividend Guidance” of this press release. These statements are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict, including but not limited to (i) Fieldstone’s ability to successfully implement or change aspects of its portfolio strategy; (ii) interest rate volatility and the level of interest rates generally; (iii) the sustainability of loan origination volumes and levels of origination costs; (iv) continued availability of credit facilities for the origination of mortgage loans; (v) the ability to sell or securitize mortgage loans; (vi) deterioration in the credit quality of Fieldstone’s loan portfolio; (vii) the nature and amount of competition; (viii) the impact of changes to the fair value of Fieldstone’s interest rate swaps on its net income, which will vary based upon changes in interest rates and could cause net income to vary significantly from quarter to quarter; and (ix) other risks and uncertainties outlined in Fieldstone Investment Corporation’s periodic reports filed with the Securities and Exchange Commission. These statements are made as of the date of this press release, and Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

(In thousands, except share data)

	December 31, 2005	September 30, 2005 (As restated)	December 31, 2004 (As restated)
		(Unaudited)
Assets
Cash	$33,536	34,549	61,681
Restricted cash	7,888	11,431	4,022
Mortgage loans held for sale, net	594,269	528,870	357,050
Mortgage loans held for investment	5,570,415	5,311,889	4,774,756
Allowance for loan losses – loans held for investment	(44,122)	(39,329)	(22,648)
Mortgage loans held for investment, net	5,526,293	5,272,560	4,752,108
Accounts receivable	7,201	9,587	9,326
Accrued interest receivable	29,940	25,633	22,420
Trustee receivable	130,237	118,317	91,082
Prepaid expenses and other assets	31,197	23,922	20,172
Derivative assets	35,223	40,577	21,315
Deferred tax asset	17,679	17,904	17,623
Furniture and equipment, net	10,151	9,314	9,815
Total assets	$6,423,614	6,092,664	5,366,614

Liabilities and Shareholders’ Equity

Warehouse financing – loans held for sale	$434,061	429,551	188,496
Warehouse financing – loans held for investment	378,707	693,565	521,506
Securitization financing	4,998,620	4,336,677	4,050,786
Reserve for losses – loans sold	35,082	37,784	33,302
Dividends payable	26,689	—	21,501
Accounts payable, accrued expenses and other liabilities	23,812	24,924	22,942
Total liabilities	5,896,971	5,522,501	4,838,533

Commitments and contingencies	—	—	—

Shareholders’ equity:
Common stock $0.01 par value; 90,000,000 shares authorized; shares issued and outstanding of 48,513,985 as of December 31, 2005, 48,820,876 as of September 30, 2005, and 48,855,876 as of December 31, 2004	485	488	489
Paid-in capital	493,603	496,983	497,147
Accumulated earnings	37,093	77,664	36,430
Unearned compensation	(4,538)	(4,972)	(5,985)
Total shareholders’ equity	526,643	570,163	528,081
Total liabilities and shareholders’ equity	$6,423,614	6,092,664	5,366,614

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FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2005 (As restated)	December 31, 2004 (As restated)	December 31, 2005	December 31, 2004 (As restated)
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Interest income:
Loans held for investment	$96,171	84,940	76,321	344,521	206,460
Loans held for sale	8,796	9,860	6,280	38,254	25,316
Total interest income	104,967	94,800	82,601	382,775	231,776
Interest expense:
Loans held for investment	63,946	54,361	30,334	198,688	69,039
Loans held for sale	4,937	5,166	1,227	17,792	5,498
Total interest expense	68,883	59,527	31,561	216,480	74,537
Net interest income	36,084	35,273	51,040	166,295	157,239
Provision for loan losses – loans held for investment	7,663	11,045	6,678	30,065	21,556
Net interest income after provision for loan losses	28,421	24,228	44,362	136,230	135,683
Gains on sales of mortgage loans, net	9,088	20,147	10,791	66,158	52,147
Other income (expense) - portfolio derivatives	6,929	15,630	13,277	33,469	8,789
Fees and other income	216	661	816	1,414	3,714
Total revenues	44,654	60,666	69,246	237,271	200,333

Expenses:
Salaries and employee benefits	21,011	20,555	19,498	81,015	81,915
Occupancy	1,960	1,941	2,283	7,671	7,083
Depreciation and amortization	960	961	999	3,544	2,760
Servicing fees	2,163	2,208	2,661	8,718	6,499
General and administration	9,056	8,578	9,116	33,424	32,546
Total expenses	35,150	34,243	34,557	134,372	130,803

Income before income taxes	9,504	26,423	34,689	102,899	69,530
Income tax (expense) benefit	1,281	(3,398)	165	(3,509)	(5,934)
Net income	$10,785	23,025	34,854	99,390	63,596

Earnings per share of common stock:

Basic	$0.22	0.47	0.71	2.04	1.30
Diluted	$0.22	0.47	0.71	2.04	1.30

Basic weighted average common shares outstanding	48,411,119	48,462,126	48,333,975	48,449,872	48,328,271
Diluted weighted average common shares outstanding	48,429,693	48,479,152	48,374,730	48,464,445	48,370,502

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FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Schedule 1 - Supplemental Data

(Unaudited; dollars in thousands; as restated through September 30, 2005)

	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Mortgage Loan Fundings
Non-Conforming	$1,383,319	1,820,791	1,536,512	5,941,404	6,185,045
Conforming	319,759	434,004	313,638	1,487,328	1,290,202
Total	$1,703,078	2,254,795	1,850,150	7,428,732	7,475,247

Non-Conforming Mortgage Loan Funding Statistics
Weighted average interest rate	7.9%	7.3%	7.2%	7.5%	7.2%
Weighted average credit score	651	655	652	653	652
Weighted average loan to value	84.2%	83.9%	84.1%	84.0%	84.5%
Full documentation (1)	51.9%	53.9%	55.2%	54.8%	59.4%
Percentage held for investment	62.3%	56.0%	62.6%	47.3%	66.5%

Mortgage Loan Sales Statistics
Non-Conforming loan sales	$370,335	896,584	476,407	2,913,867	2,220,609
Conforming loan sales	398,236	350,962	307,186	1,441,695	1,279,169
Total	$768,571	1,247,546	783,593	4,355,562	3,499,778

Gain on Sale Margin - Non-Conforming Sales (2)
Gross premiums - loan sales, net of derivative gain (loss)	1.9%	2.7%	3.0%	2.8%	3.0%
Premiums paid net of fees collected	0.3%	0.1%	0.0%	0.0%	0.1%
Provision for loan losses - loans sold (3)	0.3%	0.0%	(0.3)%	(0.1)%	(0.4)%
Direct origination costs	(0.7)%	(0.7)%	(0.7)%	(0.7)%	(0.8)%
Total	1.8%	2.1%	2.0%	2.0%	1.9%

Gain on Sale Margin - Conforming Sales (2)
Gross premiums - loan sales, net of derivative gain (loss)	1.6%	1.6%	1.9%	1.9%	1.9%
Premiums paid net of fees collected	(0.4)%	(0.7)%	(0.7)%	(0.8)%	(0.6)%
Provision for loan losses - loans sold (4)	(0.1)%	(0.1)%	(0.1)%	(0.1)%	(0.1)%
Direct origination costs	(0.4)%	(0.5)%	(0.6)%	(0.5)%	(0.5)%
Total	0.7%	0.3%	0.5%	0.5%	0.7%

Statements of Condition Data
Average equity as a percentage of average assets	8.7%	9.6%	10.4%	9.5%	14.4%
Debt to capital	11.2	9.7	9.2
Book value per share	$10.86	11.68	10.81

Mortgage loans held for sale, net
Non-Conforming	$452,792	462,650	254,368
Conforming	141,477	66,220	102,682
Total	$594,269	528,870	357,050

Seriously delinquent - mortgage loans held for sale (5)	0.7%	0.5%	1.0%
Seriously delinquent - mortgage loans held for investment (5)	4.4%	3.4%	1.7%
Weighted average credit score - mortgage loans held for investment	650	650	650

(1)     Full documentation of non-conforming mortgage loan fundings also includes the bank statements program.

(2)     Gain on sale margin is calculated as gains on sales of mortgage loans, net divided by mortgage loan sales.

(3)     Provision for loan losses - loans sold is calculated as provision for loan losses - loans sold divided by mortgage loan sales. The provision is recorded as a reduction of gains on sales of mortgage loans.  The third quarter of 2005 includes a $4.3 million reversal due to lower losses on 2002 and 2003 loan sales.  The fourth quarter of 2005 relates to sales of 41% of second liens, for which higher reserves are taken, compared to 29% of second liens in the same period in 2004.

(4)     The fourth quarter of 2005 includes a $3.3 million reversal due to loss mitigations on prior year sales.

(5)     Seriously delinquent is defined as a mortgage loan that is 60 plus days past due or in the process of foreclosure.

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FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Schedule 2––Non-GAAP Financial Measures and Regulation G Reconciliations

Core net income, core earnings per share (diluted), core net interest income and margin, core return on average assets, core return on average equity and cost to produce are non-GAAP financial measures of Fieldstone’s earnings within the meaning of Regulation G promulgated by the Securities and Exchange Commission.

Core net income is net income less the non-cash mark to market gains (losses) on interest rate swap and cap agreements and the amortization of interest rate swap buydown payments.

Core earnings per share (diluted) is core net income available to common shareholders divided by the weighted average diluted number of shares outstanding during the period.

Core return on average assets is core net income divided by average total assets.

Core return on average equity is core net income divided by core average total equity, which is the equity balance at the end of the reporting period less the cumulative non-cash mark to market gains or losses on interest rate swap and cap agreements and the cumulative amortization of interest rate swap buydown payments.

Core net interest income after provision for loan losses is net interest income after provision for loan losses adjusted to include (a) the net cash settlements on the existing interest rate swaps and caps economically hedging the variable rate debt financing Fieldstone’s investment portfolio, (b) the net cash settlements incurred or paid to terminate these derivatives prior to maturity related to derivatives related to loans held for investment and (c) the amortization of interest rate swap buydown payments. Core net interest income after provision for loan losses does not include the net cash settlements incurred or paid to terminate swaps or caps related to loans ultimately sold, which are a component of “Gains on sales of mortgage loans, net” on the consolidated statements of operations.

Cost to produce is total expenses plus deferred origination costs and premiums paid, net of fees collected, less internal and external servicing costs.

Management believes the core financial measures are useful because they include the current period effects of Fieldstone’s economic hedging program but exclude the non-cash mark to market derivative value changes and the amortization of swap buydown payments. Fieldstone uses interest rate swap and cap agreements to create economic hedges of the variable rate debt it issues to finance its investment portfolio. Changes in the fair value of these agreements, which reflect the potential future cash settlements over the remaining lives of the agreements according to the market’s changing projections of interest rates, are recognized in the line item “Other income (expense) – portfolio derivatives” on the consolidated statements of operations. This single line item includes both the actual cash settlements related to the agreements that occurred during the period and recognition of the non-cash changes in the fair value of the agreements over the period. The actual cash settlements include regular monthly payments or receipts under the terms of the swap agreements and amounts paid or received to terminate the agreements prior to maturity.

The amounts of cash settlements and non-cash changes in derivative value that were included in the line item “Other income (expense) – portfolio derivatives” were:

	Three Months Ended			Year Ended
($000)	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Non-cash changes in fair value	$(7,172)	7,630	16,736	8,999	20,512
Cash settlements received (paid)	14,101	8,000	(3,459)	24,470	(11,723)
Other income (expense) – portfolio derivatives	$6,929	15,630	13,277	33,469	8,789

Management believes that the presentation of cost to produce provides useful information to investors regarding financial performance because this measure includes additional costs to originate mortgage loans, both recognized when incurred and deferred costs, which are not all included in GAAP total expenses.

As required by Regulation G, a reconciliation of each of these non-GAAP financial measures to the most directly comparable measure under GAAP is provided in the remainder of this Schedule 2.

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Regulation G Reconciliation - Core Net Income and Core Earnings Per Share - Diluted

	Three Months Ended			Year Ended
(Dollars in 000's, except share and per share data)	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Core Net Income Reconciliation:
Net income	$10,785	23,025	34,854	99,390	63,596
Less: Mark to market (gain) loss on portfolio derivatives included in "Other income (expense) - portfolio derivatives"
Mark to market interest rate swaps	7,172	(7,858)	(16,639)	(9,456)	(21,934)
Mark to market interest rate cap	—	228	(97)	457	1,422
Total mark to market on portfolio derivatives	7,172	(7,630)	(16,736)	(8,999)	(20,512)

Less: Amortization of interest rate swap buydown payments	(531)	(224)	—	(755)	—
Core net income	$17,426	15,171	18,118	89,636	43,084

Core Earnings per Share-Diluted Reconciliation:
Net income	$10,785	23,025	34,854	99,390	63,596
Less: Mark to market (gain) loss on portfolio derivatives	7,172	(7,630)	(16,736)	(8,999)	(20,512)
Amortization of interest rate swap buydown payments	(531)	(224)	—	(755)	—
Unvested restricted stock dividends	(157)	(187)	(409)	(591)	(571)
Core net income available to common shareholders	$17,269	14,984	17,709	89,045	42,513

Earnings per share - diluted	$0.22	0.47	0.71	2.04	1.30
Core earnings per share - diluted	$0.36	0.31	0.37	1.84	0.88

Diluted weighted average common shares outstanding	48,429,693	48,479,152	48,374,730	48,464,445	48,370,502

Core Return on Assets and Core Return on Equity:
Average total equity	$548,982	561,849	528,883	553,901	524,286
Average total assets	6,303,956	5,862,592	5,067,914	5,813,991	3,639,683
Core average total equity	516,960	533,696	520,772	525,146	521,473
Core average total assets	6,303,956	5,862,592	5,067,914	5,813,991	3,639,683

Return on average equity (annualized)	7.9%	16.4%	26.4%	17.9%	12.1%
Return on average assets (annualized)	0.7%	1.6%	2.8%	1.7%	1.7%

Core return on average equity (annualized)	13.5%	11.4%	13.9%	17.1%	8.3%
Core return on average assets (annualized)	1.1%	1.0%	1.4%	1.5%	1.2%

Average Balance Data
Mortgage loans held for sale	$492,037	592,456	344,048	550,762	347,513
Mortgage loans held for investment	5,419,162	4,986,748	4,454,724	4,971,731	3,072,684
Warehouse financing - mortgage loans held for sale	386,505	445,504	146,250	394,167	204,464
Warehouse financing - mortgage loans held for investment	630,900	552,965	643,881	482,024	616,181
Securitization financing	4,681,931	4,339,839	3,637,264	4,364,266	2,251,980

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Regulation G Reconciliation - Core Net Interest Income & Core Yield Analysis

	Three Months Ended			Year Ended
(Dollars in 000's)	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Core net interest income after provision for loan losses
Net interest income after provision for loan losses	$28,421	24,228	44,362	136,230	135,683
Plus: Net cash settlements received (paid) on portfolio derivatives included in "Other income (expense) - portfolio derivatives	14,101	8,000	(3,459)	24,470	(11,723)
Less: Amortization of interest rate swap buydown payments	(531)	(224)	—	(755)	—
Core net interest income after provision for loan losses	$41,991	32,004	40,903	159,945	123,960

Interest income loans held for investment	$96,171	84,940	76,321	344,521	206,460

Interest expense loans held for investment	63,946	54,361	30,334	198,688	69,039
Plus: Net cash settlements (received) paid on portfolio derivatives	(14,101)	(8,000)	3,459	(24,470)	11,723
Plus: Amortization of interest rate swap buydown payments	531	224	—	755	—
Core interest expense - loans held for investment	50,376	46,585	33,793	174,973	80,762

Core net interest income loans held for investment	45,795	38,355	42,528	169,548	125,698
Provision for loan losses loans held for investment	7,663	11,045	6,678	30,065	21,556
Core net interest income loans held for investment after provision for loan losses	38,132	27,310	35,850	139,483	104,142

Net interest income loans held for sale	3,859	4,694	5,053	20,462	19,818
Core net interest income after provision for loan losses	$41,991	32,004	40,903	159,945	123,960

Core Yield Analysis
Core yield analysis - loans held for investment

Coupon interest income on loans held for investment	6.77%	6.64%	6.58%	6.69%	6.63%
Amortization of deferred origination costs	(0.43)%	(0.69)%	(0.46)%	(0.51)%	(0.41)%
Prepayment fees	0.60%	0.72%	0.58%	0.65%	0.39%
Yield on loans held for investment	6.94%	6.67%	6.70%	6.83%	6.61%

Cost of financing for loans held for investment	4.71%	4.35%	2.77%	4.04%	2.37%
Net cash settlements (received) paid on portfolio derivatives	(1.04)%	(0.64)%	0.32%	(0.50)%	0.40%
Amortization of interest rate swap buydown payments	0.04%	0.02%	0.00%	0.02%	0.00%
Core cost of financing for loans held for investment	3.71%	3.73%	3.09%	3.56%	2.77%

Net yield on loans held for investment	2.33%	2.40%	4.04%	2.89%	4.40%
Net cash settlements received (paid) on portfolio derivatives	1.02%	0.63%	(0.30)%	0.49%	(0.38)%
Amortization of interest rate swap buydown payments	(0.04)%	(0.02)%	0.00%	(0.01)%	0.00%
Core net yield on loans held for investment	3.31%	3.01%	3.74%	3.37%	4.02%
Provision for loan losses - loans held for investment	(0.55)%	(0.87)%	(0.59)%	(0.60)%	(0.69)%
Core yield on loans held for investment after provision for loan losses	2.76%	2.14%	3.15%	2.77%	3.33%

Yield analysis - loans held for sale
Yield on loans held for sale	7.00%	6.51%	7.14%	6.85%	7.17%
Cost of financing for loans held for sale	5.00%	4.54%	3.28%	4.45%	2.64%
Net yield on loans held for sale	3.07%	3.10%	5.75%	3.66%	5.61%

Core yield analysis - loans held for investment and loans held for sale
Yield - net interest income on loans held for sale and loans held for investment after provision for loan losses	1.88%	1.70%	3.62%	2.43%	3.90%
Net cash settlements received (paid) on portfolio derivatives	0.93%	0.56%	(0.28)%	0.44%	(0.34)%
Amortization of interest rate swap buydown payments	(0.04)%	(0.02)%	0.00%	(0.01)%	0.00%
Core yield - net interest income on loans held for sale and loans held for investment after provision for loan losses	2.77%	2.24%	3.34%	2.86%	3.56%

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Regulation G Reconciliation - Cost to Produce

	Three Months Ended			Year Ended
(Dollars in 000's)	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Total expenses	$35,150	34,243	34,557	134,372	130,803
Deferred origination costs	9,857	14,397	12,829	45,935	52,634
Servicing costs - internal and external	(2,796)	(2,743)	(3,398)	(11,362)	(9,484)
Total general and administrative costs	42,211	45,897	43,988	168,945	173,953
Premiums paid, net of fees collected	1,252	4,751	4,289	16,136	14,079
Cost to produce	$43,463	50,648	48,277	185,081	188,032

Mortgage Loan Fundings:
Non-Conforming	$1,383,319	1,820,791	1,536,512	5,941,404	6,185,045
Conforming	319,759	434,004	313,638	1,487,328	1,290,202
Total	$1,703,078	2,254,795	1,850,150	7,428,732	7,475,247

Cost to produce as % of total mortgage loan fundings:
Non-Conforming	2.72%	2.35%	2.64%	2.57%	2.55%
Conforming	1.82%	1.83%	2.44%	2.16%	2.33%
Total	2.55%	2.25%	2.61%	2.49%	2.52%

Cost to produce as % of total mortgage loan fundings:
Total expenses	2.06%	1.52%	1.87%	1.81%	1.75%
Deferred origination costs	0.58%	0.64%	0.69%	0.62%	0.71%
Servicing costs - internal and external	(0.16)%	(0.12)%	(0.18)%	(0.16)%	(0.13)%
Total general and administrative costs	2.48%	2.04%	2.38%	2.27%	2.33%
Premiums paid, net of fees collected	0.07%	0.21%	0.23%	0.22%	0.19%
Cost to produce as% of total mortgage loan fundings	2.55%	2.25%	2.61%	2.49%	2.52%